EXHIBIT 99.1

Lifeway Foods, Inc. Announces Results for the Fourth Quarter and Full Year Ended December 31, 2016

Morton Grove, IL — April 10, 2016 — Lifeway Foods, Inc., (Nasdaq: LWAY), the leading U.S. supplier of kefir cultured dairy products, today reported financial results for the fourth quarter and full year ended December 31, 2016.

“We had another exciting year and are pleased with our 2016 financial results, particularly in light of the challenging food retail environment. We increased our net income by 76% year-over-year, largely driven by strong gross profit growth,” said Julie Smolyansky, CEO of Lifeway Foods, Inc. “We continue to focus our efforts on strengthening our business through new product innovation and expanded distribution to both new and existing customers. We look forward to an outstanding 2017 and believe we are well-positioned to achieve net sales and earnings growth through the successful execution of our key initiatives.”

Fourth Quarter Results

Fourth quarter of 2016 net sales increased 2.2% to $30.2 million from $29.5 million for the fourth quarter of 2015. Favorable sales volume and product mix contributed to the net sales increase as well as a lower level of trade promotion as compared to the prior year.

Gross profit increased $2.0 million to $8.6 million from $6.6 million for the fourth quarter of 2015. Gross profit as a percent of net sales increased 630 basis points to 28.5% from 22.2% in the same period last year, driven by favorable milk costs and lower trade promotion. Milk costs were more than 10% lower in the fourth of 2016 compared to 2015.

Selling expenses increased $0.4 million to $3.7 million during the fourth quarter of 2016 from $3.3 million in the fourth quarter of 2015, driven by higher marketing costs. As a percentage of net sales, selling expenses increased to 12.4% compared to 11.1% in the same period last year.

General and administrative expenses increased $1.3 million to $3.5 million from $2.2 million. The increase reflects higher compensation driven by increased incentive compensation, including stock-based compensation and increased headcount.

The effective tax rate for the fourth quarter of 2016 was 58.6% compared to 49.7% in the fourth quarter of 2015. The higher tax rate in 2016 is driven by certain operating expenses in 2016 that are not fully deductible for federal income tax purposes.

Net income was approximately $0.5 million, or $0.03 per diluted share for the quarter ended December 31, 2016, compared to net income of $0.3 million, or $0.02 per diluted share, for the quarter ended December 31, 2015.

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Fiscal 2016

Net sales for the year ended December 31, 2016 increased $5.3 million, or 4.5%, to $123.9 million. Favorable sales volume and product mix contributed to the net sales increase as well as a lower level of trade promotion as compared to the prior year. Net sales by product category were as follows for the year ended December 31, 2016 – Drinkable Kefir products 85.6%, Lifeway chees products 8.3%, ProBugs Kefir products 5.1%, Frozen Kefir 1.0%.

Gross profit increased $5.1 million to $35.0 million from $29.9 million for 2015. Gross profit as a percent of net sales increased 310 basis points to 28.3% from 25.2% in the prior year driven by lower trade promotion and favorable milk costs. In the prior year, the Company increased its emphasis on trade promotion in an effort to drive sales volumes and in 2016 its trade promotion moderated. Milk costs were approximately 7.0% lower in 2016 compared to 2015.

Selling expenses increased $2.6 million to $14.5 million in fiscal 2016 from $11.9 million in the prior year reflecting an increase in advertising costs and higher royalty and salaries expense. During 2016, the Company ran two substantial national advertising campaigns compared to one such campaign in 2015, driving the increased advertising costs. Selling expenses as a percentage of net sales were 11.7% for the year ended December 31, 2016 compared to 10.0% for the same period in 2015.

General and administrative expenses increased $0.9 million to $13.8 million from $12.9 million for the same period in 2015. The increase reflects higher compensation driven by increased incentive compensation, including stock-based compensation and increased headcount, partially offset by lower professional fees.

The effective tax rate for fiscal 2016 was 38.3% compared to 50.6% in the same period in 2015. The lower effective tax rate for 2016 was primarily driven by the favorable settlement of uncertain tax positions and a lower amount of operating expenses in 2016 that were not fully deductible for federal income tax purposes.

Net income was $3.5 million, or $0.22 per share, for the year ended December 31, 2016 compared to $2.0 million, or $0.12 per share, in fiscal 2015.

Balance Sheet

Cash and cash equivalents increased $3.2 million to $8.8 million as of December 31, 2016 as compared to the prior year. As of December 31, 2016, the Company had outstanding borrowings of approximately $7 million, substantially all of which consists of term loan borrowings. The Company had additional borrowing capacity of approximately $5 million under its line of credit, none of which was outstanding as of December 31, 2016.

For the year ended December 31, 2016, the Company repurchased 69,197 shares of its common stock and it has approximately 1.2 million shares available for future share repurchase under its existing share repurchase program. The share repurchase program has no expiration date and may be suspended or discontinued at any time.

Recent Product Introductions

In March, Lifeway Foods introduced several new products at the 2017 Natural Products Expo West event in Anaheim, CA. This included the debut of the new Lifeway Elixir beverage line, an organic, non-dairy probiotic sparkling beverage. Additionally, Lifeway showcased new individual, on-the-go Kefir and Farmer Cheese cups; reformulated Organic BioKefir probiotic shots; Organic Ceremonial Matcha Green Tea kefir; and Women’s Radiant Health, Traveler’s Defense + Immunity and Balance Gut Health, a range of probiotic dietary supplements for everyday health.

“As the leading company focused on better-for-you products, our team consistently explores opportunities to provide the benefits of probiotics to more consumers,” said Smolyansky. “This year, our team has truly outdone itself with our newly expanded range of innovative dairy and dairy-free products that help support a healthy lifestyle.”

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About Lifeway Foods

Lifeway Foods, Inc. (LWAY), recently named one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces frozen kefir, specialty cheeses and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy products are available throughout the United States and on a small, but growing basis in Canada, Latin America, Ireland, and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir

Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir

YouTube: http://www.youtube.com/user/lifewaykefir

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “will,” “expect,” “next,” “project,” “potential,” “continue,” “expand,” and “grow.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Contact:

Lifeway Foods, Inc.

Phone: 877.281.3874

Email: info@Lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands)

	December 31,
	2016	2015
Current assets
Cash and cash equivalents	$8,812	$5,646
Investments, at fair value	–	2,091
Certificates of deposits in financial institutions	–	513
Inventories, net	8,042	7,664
Accounts receivable, net of allowance for doubtful accounts and discounts and allowances of $1,600 and $1,800 at December 31, 2016 and 2015, respectively	9,594	9,886
Prepaid expenses and other current assets	785	201
Deferred income taxes	662	556
Refundable income taxes	309	449
Total current assets	28,204	27,006

Property, plant and equipment, net	21,832	21,375

Intangible assets
Goodwill and indefinite-lived intangibles	14,068	14,068
Other intangible assets, net	1,647	2,344
Total intangible assets	15,715	16,412

Other Assets	125	125
Total assets	$65,876	$64,918

Current liabilities
Current maturities of notes payable	$840	$840
Accounts payable	5,718	8,393
Accrued expenses	2,169	1,538
Accrued income taxes	654	52
Total current liabilities	9,381	10,823

Notes payable	6,279	7,119

Deferred income taxes	1,854	1,719
Total liabilities	17,514	19,661

Stockholders' equity
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 16,154 and 16,210 shares outstanding at 2016 and 2015	6,509	6,509
Paid-in capital	2,198	2,033
Treasury stock, at cost	(10,340)	(9,730)
Retained earnings	49,995	46,516
Accumulated other comprehensive loss, net of taxes	–	(71)
Total stockholders' equity	48,362	45,257

Total liabilities and stockholders' equity	$65,876	$64,918

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

December 31, 2016 and 2015

(In thousands, except per share data)

	2016	2015

Net sales	$123,879	$118,587

Cost of goods sold	86,524	86,292
Depreciation expense	2,323	2,413
Total cost of goods sold	88,847	88,705

Gross profit	35,032	29,882

Selling expenses	14,467	11,892
General and administrative	13,783	12,871
Amortization expense	697	716
Total operating expenses	28,947	25,479

Income from operations	6,085	4,403

Other income (expense):
Interest expense	(220)	(236)
Loss on sale of investments, net reclassified from OCI	(15)	(72)
Gain (loss) on sale of property and equipment	(284)	253
Impairment of investments	–	(475)
Other income	71	119
Total other income (expense)	(448)	(411)

Income before provision for income taxes	5,637	3,992

Provision for income taxes	2,158	2,020

Net income	$3,479	$1,972

Basic earnings per common share	$0.22	$0.12

Diluted earnings per common share	$0.22	$0.12

Weighted average number of shares outstanding - Basic	16,155	16,331

Weighted average number of shares outstanding - Diluted	16,160	16,331

COMPREHENSIVE INCOME
Net income	$3,479	$1,972
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investments, net of $38 and $30 of taxes	62	(47)
Reclassifications to earnings:
Other than temporary impairment of investments, net of $84 of taxes	–	130
Realized (gains) losses on investments, net of $6 and ($28) of taxes	9	44
Comprehensive income	$3,550	$2,099

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(In thousands)

	2016	2015

Cash flows from operating activities:
Net income	$3,479	$1,972
Adjustments to reconcile net income to operating cash flow:
Depreciation and amortization	3,020	3,129
Loss on sale of investments, net	15	72
Impairment of investments	–	475
Deferred income taxes	(531)	(585)
Bad debt expense	–	73
Reserve for inventory obsolescence	200	–
Stock-based compensation	326	–
(Gain) Loss on sale of property and equipment	284	(253)
(Increase) decrease in operating assets:
Accounts receivable	292	507
Inventories	(579)	(1,849)
Refundable income taxes	140	691
Prepaid expenses and other current assets	(584)	184
Increase (decrease) in operating liabilities:
Accounts payable	(2,673)	2,229
Accrued expenses	599	48
Income taxes payable	1,116	52
Net cash provided by operating activities	5,104	6,745

Cash flows from investing activities:
Purchases of investments	(559)	(1,489)
Proceeds from sale of investments	2,751	1,714
Redemption of certificates of deposits	513	272
Investments in certificates of deposits	–	(635)
Purchases of property and equipment	(3,237)	(1,995)
Proceeds from sale of property and equipment	172	353
Net cash used in investing activities	(360)	(1,780)

Cash flows from financing activities:
Purchase of treasury stock	(738)	(1,542)
Repayment of notes payable	(840)	(1,037)
Net cash used in financing activities	(1,578)	(2,579)

Net increase in cash and cash equivalents	3,166	2,386

Cash and cash equivalents at the beginning of the year	5,646	3,260

Cash and cash equivalents at the end of the year	$8,812	$5,646

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$1,421	$1,920
Cash paid for interest	220	235

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